Exhibit 99.1

Armstrong World Industries Reports Second Quarter 2014 Results

Key Highlights

•	Operating income from continuing operations of $57.8 million, down 15% over the 2013 period

•	Adjusted EBITDA from continuing operations of $99 million, up 3% over the 2013 period

•	Management lowers full year 2014 guidance

•	Management announces closure of resilient flooring plant in Thomastown, Australia and engineered wood flooring plant in Kunshan, China

LANCASTER, Pa., July 28, 2014 — Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported second quarter 2014 results.

Second Quarter Results from continuing operations

	Three Months Ended June 30,
(Amounts in millions except per share data)	2014	2013	Change
Net sales	$710.0	$706.6	0.5%
Operating income	57.8	67.6	(14.5)%
Net income	21.0	30.6	(31.4)%
Diluted earnings per share	$0.38	$0.51	(25.5)%

Consolidated net sales increased slightly compared to the prior year period driven by favorable price and mix which offset lower volumes in the Americas and Europe across all businesses.

Despite the increase in sales, operating income and net income both declined. Manufacturing and input costs increased driven primarily by rising lumber costs and the margin impact of lower volumes, only partially offset by favorable price and mix. Results for the second quarter of 2014 were also impacted by approximately $8 million for severance and other charges primarily associated with the decision to close our resilient flooring plant in Thomastown, Australia and our engineered wood flooring plant in Kunshan, China.

“Despite soft sales, we delivered second quarter adjusted EBITDA in the middle of our guidance range,” said Matt Espe, CEO. “The softer demand environment we experienced in the quarter and first half of 2014 has tempered our outlook for the back half of the year.”

Additional (non-GAAP*) Financial Metrics from continuing operations

	Three Months Ended June 30,
(Amounts in millions except per share data)	2014	2013	Change
Adjusted operating income	$66	$70	(5)%
Adjusted net income	33	36	(8)%
Adjusted diluted earnings per share	$0.60	$0.60	(1)%
Free cash flow	$10	$32	(70)%

	Three Months Ended June 30,
(Amounts in millions)	2014	2013	Change
Adjusted EBITDA
Building Products	$82	$80	2%
Resilient Flooring	26	26	1%
Wood Flooring	8	5	48%
Unallocated Corporate	(17)	(14)	(13)%

Consolidated Adjusted EBITDA	$99	$97	3%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income declined by 5% and adjusted EBITDA improved by 3% in the second quarter of 2014 when compared to the prior year period. Despite higher input costs and the negative margin impact of lower volumes, adjusted EBITDA increased driven by favorable price and mix, manufacturing productivity and higher earnings from the WAVE joint venture. Increased depreciation and amortization expense drove the decline in adjusted operating income when compared to the prior year period. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods, but the comparison was impacted by the Company’s $260 million share repurchase in the third quarter of 2013. The decrease in free cash flow was due to lower cash earnings and higher capital expenditures which were only partially offset by improvements in working capital and lower prepaid expenses when compared to the prior year period.

Second Quarter Segment Highlights

Building Products

	Three Months Ended June 30,
	2014	2013	Change
Total segment net sales	$323.5	$316.3	2.3%
Operating income	$64.9	$64.7	0.3%

Net sales improved driven by positive mix and price which more than offset the impact of lower volumes. Operating income was essentially flat in the second quarter of 2014 as improved price and mix and higher earnings from WAVE were offset by higher manufacturing, primarily depreciation charges for plant investments, and input costs.

Resilient Flooring

	Three Months Ended June 30,
	2014	2013	Change
Total segment net sales	$247.1	$252.1	(2.0)%
Operating income	$15.1	$17.7	(14.7)%

Net sales declined due to lower volumes in the Americas and Europe which were only partially offset by positive contributions from mix. Operating income declined driven by the margin impact of lower volumes, higher depreciation charges for plant investments and higher input costs which were only partially offset by manufacturing productivity improvements. The comparison was also impacted by $2 million of severance and other charges related to the closure of our Thomastown, Australia facility and cost reduction actions in EMEA in the second quarter of 2014.

Wood Flooring

	Three Months Ended June 30,
	2014	2013	Change
Total segment net sales	$139.4	$138.2	0.9%
Operating income (loss)	($2.6)	$2.5	Unfavorable

Net sales improved slightly as improvements in price and mix more than offset volume declines. Operating income declined due to increases in manufacturing and input costs driven by rising lumber costs and the margin impact of lower volumes, but gross profit still improved over the prior year period driven by favorable price and mix However, results were impacted by approximately $4 million of idle equipment impairment charges and $3 million of severance and other charges associated with the closure of our engineered wood flooring plant in Kunshan, China.

Corporate

Unallocated corporate expense of $19.6 million increased from $17.3 million in the prior year due to unfavorable impact from foreign exchange and higher spending on outside consulting services due to timing of project work when compared to the prior period.

Year to Date Results from continuing operations

	Six Months Ended June 30,
(Amounts in millions)	2014	2013	Change
Net sales (as reported)	$1,344.4	$1,328.9	1.2%
Operating income (as reported)	110.3	114.6	(3.8)%
Adjusted EBITDA	182	175	5%
Free cash flow	(45)	(19)	Unfavorable

Consolidated net sales increased approximately $16 million, or 1%, compared to the prior year period. The increase in sales was driven by improved price and mix which more than offset volume declines.

Operating income declined by 4% and adjusted EBITDA improved by 5% in the first six months of 2014 when compared to the prior year period. Despite higher SG&A, input costs and the negative margin impact of lower volumes adjusted EBITDA increased driven by favorable price and mix, manufacturing productivity and higher earnings from WAVE. Increased depreciation and amortization expense drove the decline in adjusted operating income when compared to the prior year period. The reduction in free cash flow was attributable to increased capital expenditures and changes in working capital, primarily inventories due to higher raw material costs, which were only partially offset by higher cash earnings, increased dividends from WAVE and lower interest expense.

Market Outlook and 2014 Guidance (1)

“As a result of our reduced market outlook, for the third quarter of 2014 sales are expected to be in the range of $740 to $780 million and adjusted EBITDA to be in the range of $110 to $130 million,” said Dave Schulz, CFO.

For the full year, management now expects sales in the $2.7 to $2.8 billion range, and adjusted EBITDA to be in the range of $370 to $400 million. 2014 adjusted EPS is expected to be $2.15 to $2.40 per diluted share and free cash flow to be between $20 and $60 million for the full year.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2014 budgeted foreign exchange rates. Adjusted EPS guidance for 2014 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss second quarter 2014 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended June 30, 2014 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2013, Armstrong’s consolidated net sales totaled approximately $2.7 billion. As of June 30, 2014, Armstrong operated 35 plants in eight countries and had approximately 8,600 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Sales	$710.0	$706.6	$1,344.4	$1,328.9
Costs of goods sold	554.3	542.3	1,033.7	1,020.1
Selling general and administrative expenses	114.7	111.2	232.0	223.9
Goodwill impairment	0.8	—	0.8	—
Restructuring charges, net	—	(0.1)	—	(0.1)
Equity (earnings) from joint venture	(17.6)	(14.4)	(32.4)	(29.6)

Operating income	57.8	67.6	110.3	114.6
Interest expense	11.8	11.8	23.4	45.0
Other non-operating expense	1.1	0.7	6.4	0.7
Other non-operating (income)	(0.7)	(1.4)	(1.3)	(2.7)

Earnings from continuing operations before income taxes	45.6	56.5	81.8	71.6
Income tax expense	24.6	25.9	43.9	37.8

Earnings from continuing operations	$21.0	$30.6	$37.9	$33.8

Loss on sale of discontinued business, net of tax benefit of ($1.2), ($0.4), ($1.2) and ($0.5)	(2.1)	(0.7)	(2.1)	(0.9)

Net loss from discontinued operations	(2.1)	(0.7)	(2.1)	(0.9)
Net earnings	$18.9	$29.9	$35.8	$32.9

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	4.5	(8.7)	4.1	(14.9)
Derivative (loss) gain	(5.6)	12.2	(6.2)	16.5
Pension and postretirement adjustments	5.7	6.0	12.8	14.9

Total other comprehensive income	4.6	9.5	10.7	16.5

Total comprehensive income	$23.5	$39.4	$46.5	$49.4

Earnings per share of common stock, continuing operations
Basic	$0.38	$0.51	$0.69	$0.57
Diluted	$0.38	$0.51	$0.68	$0.56
Loss per share of common stock, discontinued operations
Basic	($0.04)	($0.01)	($0.04)	($0.02)
Diluted	($0.04)	($0.01)	($0.04)	($0.02)
Net earnings per share of common stock:
Basic	$0.34	$0.50	$0.65	$0.55
Diluted	$0.34	$0.50	$0.64	$0.54
Average number of common shares outstanding
Basic	54.8	59.3	54.8	59.2
Diluted	55.3	59.9	55.2	59.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Sales
Building Products	$323.5	$316.3	$631.7	$609.1
Resilient Flooring	247.1	252.1	455.2	466.9
Wood Flooring	139.4	138.2	257.5	252.9

Total net sales	$710.0	$706.6	$1,344.4	$1,328.9

Operating Income (loss)
Building Products	$64.9	$64.7	$122.7	$124.0
Resilient Flooring	15.1	17.7	24.5	24.1
Wood Flooring	(2.6)	2.5	2.5	3.0
Unallocated Corporate (expense)	(19.6)	(17.3)	(39.4)	(36.5)

Total Operating Income	$57.8	$67.6	$110.3	$114.6

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) June 30, 2014	December 31, 2013
Assets
Current assets	$981.7	$884.0
Property, plant and equipment, net	1,142.3	1,107.2
Other noncurrent assets	934.1	925.4

Total assets	$3,058.1	$2,916.6

Liabilities and shareholders’ equity
Current liabilities	$509.8	$410.9
Noncurrent liabilities	1,810.0	1,832.5
Equity	738.3	673.2

Total liabilities and shareholders’ equity	$3,058.1	$2,916.6

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Net income	$35.8	$32.9
Other adjustments to reconcile net income to net cash provided by operating activities	68.5	61.8
Changes in operating assets and liabilities, net	(81.9)	(51.5)

Net cash provided by operating activities	22.4	43.2
Net cash (used for) investing activities	(67.8)	(62.5)
Net cash provided by (used for) financing activities	61.3	(6.3)
Effect of exchange rate changes on cash and cash equivalents	1.5	(6.1)

Net increase (decrease) in cash and cash equivalents	17.4	(31.7)
Cash and cash equivalents, beginning of period	135.2	336.4

Cash and cash equivalents, end of period	$152.6	$304.7

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUTING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$99	$97	$182	$175
D&A/Fx*	(33)	(27)	(62)	(52)

Operating Income, Adjusted	$66	$70	$120	$123
Cost reduction initiatives expenses	7	3	8	9
Impairment	1	—	1	—
Foreign exchange impact	—	(1)	1	(1)

Operating Income, Reported	$58	$68	$110	$115

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $32.7 million for the three months ended June 30, 2014, $26.4 million for the three months ended June 30, 2013, $62.7 million for the six months ended June 30, 2014, and $51.8 million for the six months ended June 30, 2013.

BUILDING PRODUCTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$82	$80	$155	$153
D&A/Fx	(17)	(14)	(32)	(27)

Operating Income, Adjusted	$65	$66	$123	$126
Cost reduction initiatives expenses	—	2	—	2
Foreign exchange impact	—	(1)	—	—

Operating Income, Reported	$65	$65	$123	$124

RESILIENT FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$26	$26	$45	$45
D&A/Fx	(8)	(8)	(17)	(15)

Operating Income, Adjusted	$18	$18	$28	$30
Cost reduction initiatives expenses	2	1	3	7
Foreign exchange impact	1	(1)	1	(1)

Operating Income, Reported	$15	$18	$24	$24

WOOD FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA (1)	$8	$5	$16	$9
D&A/Fx	(5)	(2)	(8)	(6)

Operating Income, Adjusted (1)	$3	$3	$8	$3
Cost reduction initiatives expenses	5	—	5	—
Impairment	1	—	1	—
Foreign exchange impact	—	1	—	—

Operating Income (Loss), Reported(1)	($3)	$2	$2	$3

(1)	Includes a $1 million gain related to a refund of previously paid duties on imports of engineered wood flooring

UNALLOCATED CORPORATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	($17)	($14)	($34)	($32)
D&A/Fx	(3)	(3)	(5)	(4)

Operating (Loss), Adjusted	($20)	($17)	($39)	($36)
Foreign exchange impact	—	—	—	—

Operating (Loss), Reported	($20)	($17)	($39)	($36)

CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net cash from operations	$56	$57	$23	$43
Less: net cash (used for) investing	(46)	(25)	(68)	(62)

Free Cash Flow	$10	$32	($45)	($19)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$99		$97		$182		$175
D&A as reported	(33)		(26)		(63)		(52)
Accelerated Deprecation/Fx	—		(1)		1		—

Operating Income, Adjusted	$66		$70		$120		$123
Other non-operating (expense)	(12)		(11)		(28)		(43)

Earnings Before Taxes, Adjusted	54		59		92		80
Adjusted tax (expense) @ 39% for 2014 and 2013	(21)		(23)		(36)		(31)

Net Earnings, Adjusted	$33	$0.60	$36	$0.60	$56	$1.02	$49	$0.81
Pre-tax adjustment items	(8)		(2)		(10)		(8)
Reversal of adjusted tax expense @ 39% for 2014 and 2013	21		23		36		31
Ordinary tax	(14)		(18)		(25)		(23)
Unbenefitted foreign losses	(11)		(8)		(19)		(15)

Net Earnings, Reported	$21	$0.38	$31	$0.51	$38	$0.68	$34	$0.56

Source: Armstrong World Industries